SECOND PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED OCTOBER 1, 1998
                                1,395,536 SHARES

                                  GO2NET, INC.

                                  COMMON STOCK

         This Second Prospectus Supplement relates to the public offering, which is not being underwritten, of up to 1,395,536 shares of Common Stock, par value $0.01 per share (the "Shares"), of go2net, Inc. ("go2net" or the "Company"), which may be offered from time to time by certain stockholders of the Company or by donees, transferees, pledgees or other successors in interest that receive such shares as a gift, partnership distribution or other non- sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares may be offered by the Selling Stockholders from time to time in one or more transactions as described under "Plan of Distribution" contained in the Prospectus dated October 1, 1998 (the "Prospectus") and the Prospectus Supplement dated November 12, 1998 (the "First Prospectus Supplement").

         This Second Prospectus Supplement should be read in conjunction with the Prospectus and the First Prospectus Supplement, which are to be delivered with this Second Prospectus Supplement. All capitalized terms used but not defined in this Second Prospectus Supplement shall have the meanings given them in the Prospectus.

         The information in the table appearing under the heading "Selling Stockholders" in the Prospectus is superseded in part by the information appearing in the table below:

                                                                             Shares Which                     Shares Beneficially
                                            Shares Beneficially              May be Sold                      Owned After
                                            Owned Prior to Offering          Pursuant to Prospectus           Offering(1)

Selling Stockholder                         Number          Percent                                           Number      Percent

Former Silicon Investor Stockholders

Brian Atkins                                53,247             *                    53,247                       -            -
Allen Graber                                52,573             *                    52,573                       -            -
Michael McDermott                           43,811             *                    43,811                       -            -
Bruce Atkins and
Donna Atkins, jointly                         4,718            *                     4,718                       -            -
Tom Taulli(2) (3) (4) (5)                     3,150            *                     3,150                       -            -

-----------------------------
     (1) Assumes the sale of all Shares offered by each of the Selling Stockholders. (2) Represents shares transferred from Brian Atkins on or about January 13, 1999. (3) Represents shares transferred from Allen Graber on or about January 13, 1999. (4) Represents shares transferred from Michael McDermott on or about January 13, 1999.
     (5) Represents shares transferred from Brian Atkins and Donna Atkins, jointly on or about January 13, 1999.
                            -------------------------

   THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 3
                               OF THE PROSPECTUS.
                            -------------------------

     The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution" in the Prospectus.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
      UPON THE ACCURACY OR ADEQUACY OF THIS SECOND PROSPECTUS SUPPLEMENT.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            -------------------------

        THE DATE OF THIS SECOND PROSPECTUS SUPPLEMENT IS JANUARY 22, 1999